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Exhibit 21.1

MAJOR SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2016

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Activision Blizzard International BV	Netherlands
Activision Publishing, Inc.	U.S.—Delaware
ATVI C.V.	Netherlands
Blizzard Entertainment, Inc.	U.S.—Delaware
Blizzard Entertainment SAS	France
CDH Consolidated	U.K.
Infinity Ward®, Inc.	U.S.—Delaware
King.com (US) LLC	U.S.—Delaware
King.com Limited	U.S.—Delaware
Midasplayer AB	Sweden
Midasplayer.com Limited	U.K.
Treyarch® Corporation	U.S.—Delaware

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  Exhibit 21.1
MAJOR SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2016